Exhibit 10.14

A Division of Buckman, Buckman & Reid (Member FINRA/SIPC)

Finder Agreement

January 10, 2011

Dan Gorski
Texas Rare Earth Resources Corp.
7 Copana Pt.
Rockport, TX 78382

Dear Mr. Gorski,

This letter (this “Agreement”) confirms the basis upon which Texas Rare Earth Resources Corp. and/or any of its subsidiaries and affiliates (“Company”) will engage Aspenwood Capital, a division of Buckman, Buckman & Reid, Inc. (member FINRA/SIPC) (“Firm”), as its non-exclusive financial advisor to find and acquire investors for a private placement of equity and/or debt ("Financing").

1.	Services to be Rendered. Firm agrees to perform the following financial advisory and investment banking services as Company specifically requests and Firm deems appropriate and feasible:

a.	Firm will familiarize itself with the business, operations, properties, financial condition and prospects of Company;

b.
Firm will identify investors for a potential Financing (any such parties so introduced and acceptable in writing to the Company shall be added to Schedule A hereto and shall become an “Identified Party”); the parties named on Schedule A as of the date hereof shall be Identified Parties; such schedule shall be updated from time-to-time during the term of this Agreement; provided however, that no such party shall become an “Identified Party” unless and until such party has been identified by Firm, communicated to and approved in writing by the Company; and

c.	Firm will contact potential investors that Firm and Company believe to be appropriate for a potential Financing.

d.	Firm will set up an escrow account at a bank domiciled in the United States to facilitate the closing(s) of any Financing. All closings of any Financing must be conducted through this escrow account.

2.	Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Firm as follows:

a.
The Company's entry into and performance of its obligations under this Agreement have been duly authorized and this Agreement represents the legal, valid, binding and enforceable obligation of the Company; the Company's entry into and performance of its obligations under this Agreement do not require the approval or consent of any governmental or regulatory agency or violate any law, regulation, contract or order binding on the Company.

b.
All information made available to the Firm by the Company or contained in the documents presented to potential participants in a Financing will, at all times during the period of the engagement of the Firm hereunder and to the best of the Company’s knowledge at the time of disclosure or presentation to the Firm, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  The Company further represents and warrants that any projections provided to the Firm or contained in such documents will have been prepared in good faith and will be based upon assumptions that the Company believes at that time are reasonable.  The Company acknowledges and agrees that in rendering its services hereunder, the Firm will be using and relying on, without any independent investigation or verification thereof, all information that is or will be furnished to the Firm by or on behalf of the Company, and the Firm will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information, and that the Firm will not undertake to make an independent appraisal of the Company.  The Company understands that in rendering services hereunder the Firm will also rely upon the advice of counsel to the Company and other advisors to the Company as to legal, tax and other matters relating to the Financing or any other transaction contemplated by this Agreement.

3.	Fees. Company shall pay Firm for its services hereunder the following compensation:

a.	In the event a Financing transaction is consummated with an Identified Party:

i.
A cash fee, payable on the closing date of any such Financing, equal to ten percent (10%) of capital raised; which amount should be reduced to 5% for any investors introduced to the Firm by the Company.

ii.
Agent Warrants shall be those warrants issued to Firm on the closing date of a Financing, to purchase such number of shares of stock in Company equal to ten percent (10%) of the number of shares issued in an equity capital raise or shares underlying a convertible security offering; which amount should be reduced to 5% for any investors introduced to the Firm by the Company.

Each Agent Warrant shall entitle the holder thereof to purchase one share of the Company’s common stock and shall carry an Exercise Price hereby defined as 125% of the equity purchase price.  Each Agent Warrant shall expire five years following the closing date of related Financing and may be exercised on a cashless basis at any time after August 31, 2011 in the event that the Company does not maintain an effective registration statement on file with the SEC providing for the registration of the resale of the shares of common stock underlying the Agent Warrant.

4.
Scope of Responsibility.  Neither Firm nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to Company or to any other person claiming through Company for any claim, loss, damage, liability, cost or expense suffered by Company or any such other person arising out of or related to Firm's engagement hereunder except for a claim, loss or expense that arises solely out of or is based solely upon any action or failure to act by Firm, other than an action or failure to act undertaken at the request or with the consent of Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of Firm.

5.
Indemnity and Contribution.  Company agrees to indemnify and hold harmless Firm and its affiliates (and their respective control persons, directors, officers, employees and agents) to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which Firm or any other indemnified person is a party) arising out of or related to any actual or proposed Financing pursuant to this engagement; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise out of or are based  upon any action or failure to act by Firm, other than an action or failure to act undertaken at the request or with the consent of Company, based upon bad faith, willful misconduct or gross negligence on the part of Firm.  In the event that the foregoing indemnity is unavailable or insufficient to hold Firm and other indemnified parties harmless, then Company shall contribute to amounts paid or payable by Firm and such other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, Company and Firm in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event Firm's aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by Firm pursuant to this Agreement.

Company will not without the prior written consent of Firm, settle any litigation relating to Firm's engagement hereunder unless such settlement includes an express, complete and unconditional release of Firm and its affiliates (and their respective control persons, directors, officers, employees and agents) with respect to all claims asserted in such litigation or relating to Firm's engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

6.
Term and Termination of Engagement.  The term of the engagement shall be for a period of 6 months from the date of this Agreement.  Firm's engagement hereunder may be terminated by either Company or Firm at any time (prior to or after the expiration of the term), with or without cause, upon written notice to that effect to the other party; provided, however, that

a.
Firm will be entitled to its full fee under Section 3 hereof in the event that at any time prior to the expiration of 12 months following any termination of this Agreement a Financing with an Identified Party is consummated.  The Firm agrees to provide Company, upon the termination of this Agreement, a true and accurate list of all Identified Parties.

b.	The provisions of this Section 6 and of Sections 4 and 5 hereof shall survive any such termination.

c.
Termination of this Agreement shall have no effect on any other agreements between the Parties, including but not limited to any non-circumvention, confidentiality, non-disclosure or similar agreements that may exist between the Parties.

7.
Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any conflicts of laws principles.  Company and Firm hereby waive any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby.  Company hereby submits to the exclusive jurisdiction of the Federal and State courts located in Houston, Harris County, Texas, in connection with any dispute related to this Agreement, or any of the matters contemplated hereby, and Company agrees that any claim, suit or other action instituted by it in connection herewith or therewith may only be instituted in such courts, unless provisions of any other agreements in connection with the Financing may require otherwise.

8.	Reliance on Others. Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

9.
Publicity.  In the event of consummation of any Financing subject to Company’s right to promptly pre-approve any announcements, Firm shall have the right to disclose its participation in such Financing, including, without limitation, through the placement of "tombstone" advertisements in financial and other newspapers and journals.

10.
No Rights in Shareholders, etc.  Company recognizes that Firm has been engaged only by Company, and that Company's engagement of Firm is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of Company or any other person not a party hereto as against Firm or any of its affiliates or any of their respective directors, officers, agents, employees or representatives.  Unless otherwise expressly agreed, no one other than Company is authorized to rely upon Company's engagement of Firm or any statements, advice, opinions or conduct by Firm.  Without limiting the foregoing, any opinions or advice rendered to Company's Board of Directors or management in the course of Company's engagement of Firm are for the purpose of assisting the Board or management, as the case may be, in evaluating the Financing and do not constitute a recommendation to any shareholder of Company concerning action that such shareholder might or should take in connection with the Financing.  Firm's role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between Company and Firm.

11.
Miscellaneous. Nothing in this Agreement is intended to obligate or commit Firm or any of its affiliates to provide any services other than as set forth above.  This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument.  A Portable Document Format (PDF) of this Agreement shall hold the same force and effect as its original.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.  The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of Company and Firm.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

Sincerely,

Aspenwood Capital -
a division of Buckman, Buckman & Reid

By: /s/ Reed Madison
Reed Madison, Partner

Agreed to by:

Texas Rare Earth Resources Corp.

By:  /s/ Dan Gorski
Dan Gorski, CEO

Buckman, Buckman & Reid, Inc.

By: /s/ Jack Buckman
Jack Buckman, CEO